Exhibit 99.1

FOR IMMEDIATE RELEASE

SILVERspac Inc. Announces Pricing of

$250 Million Initial Public Offering

New York, NY, September 9, 2021 — SILVERspac Inc. (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “SLVRU” beginning September 10, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “SLVR” and “SLVRWS,” respectively. The offering is expected to close on September 14, 2021, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to concentrate its efforts in identifying businesses that provide technology and innovation solutions to the real estate and financial services industries and the industries supporting them. The Company also intends to concentrate on identifying enterprise technology companies that sell into the real estate and financial services sectors.

The Company’s management team is led by Charles Federman, Chief Executive Officer, and Tal Kerret, Chairman and Chief Financial Officer.

Goldman Sachs and Citigroup are acting as joint book-running managers. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, Telephone: 1-866-471-2526, Facsimile: 212-902-9316, Email: Prospectus-ny@ny.email.gs.com and Citigroup Global Markets Inc., Attn: Prospectus Department, c/o Broadbridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-800-831-9146.

A registration statement relating to the securities became effective on September 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts:

Tal Kerret, Chairman and Chief Financial Officer, Tal@SILVERspac.com

Charles Federman, Chief Executive Officer, Charlie@SILVERspac.com